Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-184121) of AutoGenomics, Inc. of our report dated September 26, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of AutoGenomics, Inc. as of December 31, 2010 and 2011 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Irvine, California

November 20, 2012